Exhibit 10.64

2010 Board of Directors Compensation

Compensation Component	Amount
Audit Committee Chair	$215,000
Audit Committee Member	$200,000
Compensation Committee Chair	$200,000
Compensation Committee Member	$190,000
Investment & Capital Committee Chair	$200,000
Investment & Capital Committee Member	$190,000
Additional Committee Chair*	$20,000
Additional Committee Member*	$15,000
Chairman of the Board	$260,000

*	Excludes Executive Committee.